Exhibit 99.1

Quarterly Progress Report

Intellectual Property

Intellectual property remains a priority.

Patents

●	The provisional patent on the chiller and related equipment expires on 12/30/23 so we authorized Indiano Law Group to file for a utility patent based on the chiller, but including the combined shipping pig/vial holder and syringe shield. Chances are good that the patent office will force us to split in early 2025. At that time, we can prosecute the two or three applications serially.
●	We received notification that Patent Number 2023/0263913 A1 Radiotherapy Gel and Method of Preparing the Same was published on 8/24/23.
●	We authorized our patent attorneys to file (nationalize) our hydrogel patent in each PCT country in February for Application: RADIOTHERAPY GEL AND METHOD OF PREPARING THE SAME - International Application No. PCT/US2022/43274.This will cover more than ten patent offices that collectively cover 63 countries throughout the world.

Trademark

●	We filed for a trademark on the term “Precision Radionuclide Therapy” so we can now use the TM mark.

Quality Management System

We have created a robust Quality Management System. This includes documents, GLP validations, and GLP test plans and reports. This is necessary to prepare for FDA audits that occur when we initiate human clinic studies.

Alternate Production Site

IsoTherapeutics is our primary manufacturing contractor for our hydrogel and particle components, but from a risk mitigation perspective we are to establishing an additional supplier. For almost two years we have been working with Jay Simon, the GM for North America, for Eckert & Ziegler to be our alternate. They engaged in detailed discussions of our proprietary procedures and have visited our production site, and we are confident a supply agreement can be established.

Injection System Production

We finalized and patented our support equipment from shipping to therapy. We are currently focusing on developing an inventory of each item.

IsoPet Pricing

We are continuously striving to reduce the production cost of IsoPet to enhance our potential profitability and to make it more affordable to the typical pet parent. This requires paying close attention to every production step and standardization, setting the stage for possible future automation.

Hydrogel Cost Reduction and Optimization

●	We enhanced the polymer production process by eliminating a carbon filtering step. We also ran a dozen production runs to scale up the polymer production volume and to understand and reduce variables for reproducibility. All changes were supported by validation testing.
●	In parallel, we were analyzing the PET data from the VX2 animal testing to determine if we can enhance the IsoPet characteristics while remaining within specifications. We increased the standard polymer concentration in IsoPet hydrogel. The improved product has a lower gelation initiation temperature and greater strength to help lock in the phosphate particles.

Yttrium-90 Cost Reductions

●	After working with the Eckert & Ziegler senior management team in the US we will now obtain the Y-90 from their Wilmington MA plant to reduce shipping costs. The new Y-90 price will result in an approximate $1,000 decrease per therapy. Germany will remain as an alternate source of Y-90.
●	Later this year we intend to demonstrate our enhanced production flow and perform verification testing to qualify the new source of Y-90 as required by our quality management system.

Animal Therapy Marketing

Marketing to pet parents, clinic owners, veterinarians, and oncologists is complex. Aside from utilizing advertisements in key journals and the social media, the following activities are important:

1.	Open new small animal and equine clinics that are reasonably close for pet parents to access.

a.	This quarter we certified a new small animal clinic, Indian Creek Veterinary Hospital in Fort Wayne IN, and two new equine clinics, Myhre Equine Clinic in Rochester NH and Hopkinton Animal Hospital in Weare NH.
b.	We are currently in contact with several other clinics.

2.	Participate in conferences to interface with the animal therapy community

a.	Last quarter

○	VSPA Spring Conference in Saint Paul MN.
○	American College of Veterinary Internal Medicine, ACVIM in Philadelphia PA

b.	This quarter

○	11th International Conference on Isotopes in Saskatoon Canada.
Nigel Stevenson from Exubrion Therapeutics® and management presented a joint paper entitled “Precision Radionuclide Therapy for Treating Veterinary Cancerous Tumors and Osteoarthritis.”
○	Washington State Veterinary Medical Association, WSVMA in Tacoma WA.

c.	Next quarter

○	Veterinary Cancer Society, VCS in Reno NV.
○	American Association of Equine Practitioners, AAEP in San Diego CA.

d.	Next year

○	American College of Veterinary Internal Medicine, ACVIM in Minneapolis MN.
○	American Association of Equine Practitioners, AAEP in Orlando FL.
○	International Radiation Protection Association (IRPA) and IRPA 16th International Congress and 69th Health Physics Society Annual Meeting in Orlando FL.

Dr. Darrell Fisher submitted an abstract: “Direct Interstitial Injection: An Approach to Optimizing Therapeutic Ratios for Safe and Effective Delivery of High-dose Radionuclide Therapy in Treating Solid Tumors” - Darrell R. Fisher, Versant Medical Physics and Radiation Safety; Michael K. Korenko, Vivos, Inc.

3.	Perform animal studies that result in publications in key journals.

a.	Next quarter we will complete the VX2 tumor injection at Johns Hopkins Veterinary Clinical Trial Network within the approved IUCUC protocol. This will result in two publications.
b.	Next year we intend to follow-up with a new small animal study at JHU and an equine study at a university located near “equine territory.”
c.	Longer term we will conduct other studies using mice models to support future indications for use, such as lung cancer.

4.	Next quarter Dr. Bill Bradly, owner of the New England Equine Practice, will conduct an experiment to determine if IsoPet is effective in treating caudal heel pain syndrome, sometimes called navicular syndrome. This is a complex syndrome, but if IsoPet is effective, this is a new and large market.

Medical Business Sector

Submittal of the IDE - (Q211938/S001)

●	Our next IDE application will be an amendment to the previous submittal. We are systematically preparing the answers to the 60 previous FDA comments. And as we near completion we felt it was worth the investment to redo a few studies to ensure that the FDA comments are fully addressed. This includes the polymer and hydrogel shelf-lives, the effect of radiation on the hydrogel, and the effect of polymer freeze-thaw cycles on the hydrogel properties. These tests will be completed next quarter. Important content is the VX2 Tumor Animal Study report and executing the Genotox protocol.

○	VX-2/Rabbit Animal Study - Dr. Rebecca Krimins has treated 12 rabbits. Next quarter she will treat the last nine rabbits, submit the data to Pearl Pathways for independent review, and write the report.
○	Genotoxicity – Based on the FDA recommendation on September 29th we participated in the Pre-Sub meeting to discuss the Genotoxicty Chemical Characterization Protocol. We now feel sufficiently confident to initiate the genotox testing next month.

Mayo Clinic Protocol and Institutional Review Board

After receiving FDA approval to conduct clinical trials we need formal approval from the Mayo Clinic IRB. In anticipation of this step and to help expedite the proccess we have submitted the Clinical Trial Protocol to their “gatekeeper” for comments. We have also been conducting certification training for Dr. Paz Fumagalli. Next quarter we are planning to complete the final training certification step using high activity RadioGel in a full-dress rehearsal operating theater.